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                                                                    EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Shareholders of Philadelphia Consolidated Holding Corp:

Our audits of the consolidated financial statements of management's assessment of the effectiveness of the Company's internal control over financial reporting and of the effectiveness of the Company's internal control over financial reporting, referred to in our report dated March 15, 2005 (which report and consolidated financial statements are included in this Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 15(a)(1) of this Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 15, 2005